                                                                   EXHIBIT 10.18




THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION IS
                                NOT REQUIRED.


                              AMENDED AND RESTATED
                            SENIOR SUBORDINATED NOTE
                                    DUE 2000
                            -------------------------

$5,275,330.50                                                      July 25, 1996



         FOR VALUE RECEIVED, MHI ACQUISITION, INC., a Delaware corporation ("Company") promises to pay to SV Capital Partners, L.P. ("Holder"), or its registered assigns, the principal sum of Five Million Two Hundred Seventy-Five Thousand Three Hundred Thirty and 50/100 Dollars ($5,275,330.50) plus any accrued interest amounts added to the principal balance pursuant to the terms of this Note, or such lesser amount as shall then equal the outstanding principal amount hereof, together with interest from the date of this Note on the unpaid principal balance at a rate equal to sixteen and one-half percent (16.5%) per annum payable in the manner set forth in Section 2 of this Note. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) November 30, 2000, or (ii) when such amounts are declared or made automatically due and payable upon or after the occurrence of an Event of Default as set forth in Section 6 hereof. This Note amends and restates that certain promissory note dated June 1, 1995 in the original principal amount of $4,500,000 made payable by the Company to Holder (the "Existing Note"), which note was one of the "Notes" issued pursuant to the Note Purchase and Sale Agreement dated as of May 6, 1996, (as amended, modified or supplemented, the "Note Purchase and Sale Agreement") between Company, Morgan Stanley Venture Capital Fund II, L.P., Morgan Stanley Venture Capital Fund II, C.V., and Morgan Stanley Venture Investors, L.P. (the "Sellers" as defined in such Agreement) and Alan Gerry and SV Capital Partners, L.P. (the "Purchasers" as defined in such Agreement), in replacement of those certain promissory notes of the Company, dated June 1, 1995 issued to the Sellers pursuant to that certain Note Purchase and Sale Agreement, dated as of May 31, 1995 among the Sellers and the Company (the "Original Note Purchase Agreement").

         The following is a statement of the rights of Holder and the conditions to which this Note is subject, and to which Holder, by the acceptance of this Note, agrees:

         1. DEFINITIONS. As used in this Note, the following capitalized terms have the following meanings:

                 (a) "Affiliate" shall mean, with respect to any Person, any other Person which, directly or indirectly, controls or is controlled by or under common control with such Person
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(excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (i) to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such Person; or
(ii) to direct or cause the direction of the management or policies of such Person whether by contract or otherwise; provided, that the holding by any holder of Senior Indebtedness of a warrant to purchase securities of the Company (or the securities into which such warrant is convertible) shall not be deemed to constitute such holder an Affiliate of Company.

                 (b) "Cash Equivalents" shall mean the Investments set forth in clauses (i), (ii) (iii) and (x) of the definition of "Permitted Investments."

                 (c) "Change of Control Event" shall mean the occurrence of either of the following: any Person, or a group of related Persons, shall acquire (i) beneficial ownership in excess of 50% of the outstanding voting stock of Company or (ii) all or substantially all of the assets of Company.

                 (d) "Company" includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of Company under this Note.

                 (e) "Credit Agreement" shall mean the Credit Agreement, dated as of May 31, 1995, among MHI Acquisition Corporation I, a Delaware corporation and wholly-owned Subsidiary of Company, various Lenders and Internationale Nederlanden (U.S.) Capital Corporation, as the Agent for the Lenders, as amended, restated, supplemented or otherwise modified, from time to time.

                 (f) "EBITDA" shall have the meaning set forth in the Credit Agreement.

                 (g) "Equity Securities" of any Person shall mean (a) all common stock, preferred stock, participations, shares, partnership interests or other equity interests in and of such Person (regardless of how designated and whether or not voting or non-voting) and (b) all warrants, options and other rights to acquire any of the foregoing.

                 (h) "Financial Statements" shall mean, with respect to any accounting period for any Person, statements of operation, retained earnings and cash flow of such Person for such period, and balance sheets of such Person as of the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year if such period is less than a full fiscal year or, if such period is a full fiscal year, corresponding figures from the preceding fiscal year, all prepared in reasonable detail and in accordance with GAAP. Unless otherwise indicated, each reference to Financial Statements of any Person shall be deemed to refer to Financial Statements prepared on a consolidated basis.

                 (i) "Fixed Charge Coverage Ratio," as determined with respect to any Payment Date, shall mean the ratio of (i) consolidated EBITDA of Operating Subsidiary for the nine month period ended on the last day of the fiscal quarter of Operating Subsidiary preceding the fiscal quarter ending on such Payment Date, minus repayments of the Term Loan pursuant to clause (c) of
Section 3.3.1 of the Credit Agreement during such period, minus Operating





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Subsidiary Interest Expense during such period, minus cash income taxes actually paid during such period, minus increases in Operating Subsidiary's consolidated working capital (excluding changes in cash, Cash Equivalents and current maturities of Indebtedness) for such period, plus decreases in Operating Subsidiary's consolidated working capital (excluding changes in cash, Cash Equivalents and current maturities of Indebtedness) for such period, minus expenditures for fixed or capital assets which are capitalized pursuant to Operating Subsidiary's capitalization policy (excluding capitalized lease obligations and any insurance proceeds which are received as a result of damage to or loss of a capital asset and are used to repair or replace such capital asset) during such period to (ii) 1.5 times the Subordinated Note Cash Interest Expense determined for the six month period ending on such Payment Date. For purposes of calculating the Fixed Charge Coverage Ratio, Section 3.3.1 of the Credit Agreement shall be deemed to be as set forth in the Credit Agreement as in effect on the date of this Note notwithstanding any subsequent amendment thereof.

                 (j) "GAAP" shall mean generally accepted accounting principles and practices as in effect in the United States of America from time to time, consistently applied.

                 (k) "Guaranty Obligations" shall mean, with respect to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof.

                 (l) "Holder" shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

                 (m) "Indebtedness" shall mean and include the aggregate amount of, without duplication (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes or other similar instruments,
(c) all obligations to pay the deferred purchase price of property or services (other than accounts payable incurred in the ordinary course of business determined in accordance with GAAP), (d) all obligations with respect to capital leases, (e) all Guaranty Obligations; (f) all obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (g) all reimbursement and other payment obligations, contingent or otherwise, in respect of letters of credit.

                 (n) "Investment" of any Person shall mean any loan or advance of funds by such Person to any other Person (other than advances to employees of such Person for moving and travel expense, drawing accounts and similar expenditures in the ordinary course of business), any purchase or other acquisition of any Equity Securities or Indebtedness of any





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other Person, any capital contribution by such Person to or any other investment by such Person in any other Person (including, without limitation, any Indebtedness incurred by such Person of the type described in clauses (a) and (b) of the definition of "Indebtedness" on behalf of any other Person); provided, however, that Investments shall not include accounts receivable or other indebtedness owed by customers of such Person which are current assets and arose from sales in the ordinary course of such Person's business.

                 (o) "Lien" shall mean, with respect to any property, any security interest, mortgage, pledge, lien, claim, charge or other encumbrance in, of, or on such property or the income therefrom, including, without limitation, the interest of a vendor or lessor under a conditional sale agreement, capital lease or other title retention agreement, or any agreement to provide any of the foregoing, and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable law of any jurisdiction.

                 (p) "Majority in Interest" shall mean more than 50% of the aggregate outstanding principal amount of the Notes issued pursuant to the Note Purchase and Sale Agreement.

                 (q) "Merger Agreement" shall mean the Plan and Agreement of Reorganization, dated as of May 15, 1995, among Healthtrust, Inc. - The Hospital Company, Coralstone Management, Inc., Milestone Healthcare, Inc., Milestone Healthcare Management, Inc., MHI Acquisition Corporation I, MHI Acquisition Corporation II and Company.

                 (r) "Note Purchase and Sale Agreement" has the meaning set forth in the introductory paragraph of this Note.

                 (s) "Operating Subsidiary" shall mean MHI Acquisition Corporation I, and, after MHI Acquisition Corporation I is merged with and into Milestone Healthcare, Inc., Milestone Healthcare, Inc.

                 (t) "Operating Subsidiary Interest Expense" shall mean, for any period, interest expense accrued during such period in respect of Indebtedness of Operating Subsidiary or any of its Subsidiaries.

                 (u)      "Payment Date" shall mean each May 31 and November
30.

                 (v) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

                 (w) "Permitted Additional Subordinated Indebtedness" shall mean Indebtedness of Company subordinated in right of payment to the payment of this Note and the other Notes issued under the Note Purchase and Sale Agreement and which does not provide for (i) a maturity date or any amortization of principal of such subordinated indebtedness earlier than ninety-one (91) days after November 30, 2000; (ii) the payment of interest except at maturity or in kind; or (iii) any covenants or restrictions on Company (other than a covenant to pay principal and interest when due).





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                 (x)      "Permitted Indebtedness" shall mean (i) Senior
Indebtedness; (ii) Permitted Additional Subordinated Indebtedness in an aggregate principal amount not exceeding $2,000,000 at any time, (iii) Indebtedness of any Subsidiary owing to Company or of Company owing to any Subsidiary; (iv) other Indebtedness incurred after June 1, 1998, not included in clauses (i), (ii) and (iii) of this definition in an aggregate amount outstanding not exceeding ten percent (10%) of Company's consolidated net worth as of the last day of Company's previous fiscal year.

                 (y) "Permitted Investments" shall mean and include: (i) Deposits with commercial banks organized under the laws of the United States or a state thereof to the extent such deposits are fully insured by the Federal Deposit Insurance Corporation; (ii) Investments in marketable obligations issued or fully guaranteed by the United States and maturing not more than one
(1) year from the date of issuance; (iii) Investments in open market commercial paper rated at least "A1" or "P1" or higher by a national credit rating agency and maturing not more than one (1) year from the creation thereof; (iv) Investments pursuant to or arising under currency agreements or interest rate agreements entered into in connection with bona fide hedging arrangements; (v) Investments consisting of deposit accounts of Company and its Subsidiaries maintained in the ordinary course of business; (vi) Investments by Company in its Subsidiaries; (vii) Investments by Subsidiaries of Company in Company and Investments by Subsidiaries in Subsidiaries; (viii) Investments consisting of loans to employees, officers or directors relating to the purchase of Equity Securities of Company not exceeding $250,000 at any time outstanding; (ix) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (x) any Investments permitted by Company's or Operating Subsidiary's investment policy, as amended from time to time, provided such investment policy (and any such amendment thereto) has been approved by a Majority in Interest and the requisite holders of Senior Indebtedness under the Credit Agreement; and (xi) other Investments incurred after June 1, 1998, in an aggregate amount outstanding not exceeding ten percent (10%) of Company's consolidated net worth as of the last day of Company's previous fiscal year.

                 (z) "Permitted Liens" shall mean and include: (i) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith, provided provision is made to the reasonable satisfaction of Holder for the eventual payment thereof if subsequently found payable; (ii) Liens of carriers, warehousemen, mechanics, materialmen, vendors, and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith, provided provision is made to the reasonable satisfaction of Holder for the eventual payment thereof if subsequently found payable; (iii) deposits under workers' compensation, unemployment insurance and social security laws or to secure the performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, or to secure statutory obligations of surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business; (iv) Liens securing obligations under a capital lease if such lease is permitted under this Note and such Liens do not extend to property other than the property leased under such capital lease; (v) Liens upon any equipment acquired or held by Company or any of its Subsidiaries to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment so long as such financing is permitted under this Note; (vi) easements,





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reservations, rights of way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property in a manner not materially or adversely affecting the value or use of such property;
(vii) Liens with respect to judgments to the extent such judgments do not constitute an Event of Default described in Section 5(g); (viii) Leases and subleases granted to others in the ordinary course of business not interfering in any material respect with any business of Company or any of its Subsidiaries; (ix) Liens which constitute rights of set-off of a customary nature or bankers' liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with banks in the ordinary course of business; (x) Liens securing financed annual insurance premiums so long as such liens are confined solely to the proceeds of the insurance purchased with such premiums; and (xi) Liens in favor of holders of Senior Indebtedness.

                 (aa) "Person" shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

                 (bb) "Qualified Sale" shall mean a transaction which results in net proceeds to the holders of Common Stock of Company (assuming a distribution of sale proceeds to such stockholders, if applicable) of at least $2.40 per share (as such price may be appropriately adjusted for any stock combinations, stock splits, stock dividends, recapitalizations and the like), and which consists of (i) the sale by the stockholders of Company in a single arms- length transaction of one hundred percent (100%) of the capital stock of Company or the sale by Company in a single arms-length transaction of one hundred percent (100%) of the capital stock of Operating Subsidiary, in either case, to a Person not an Affiliate of Company; (ii) the merger or consolidation of Company or Operating Subsidiary or any acquisition of Company or Operating Subsidiary by means of a share exchange, in either case, in a single arms-length transaction with or into any other Person not an Affiliate of Company; (iii) the sale by Company in a single arms-length transaction of all or substantially all of the assets of Company to a Person not an Affiliate of Company and the subsequent distribution of the proceeds of such sale to the holders of capital stock of Company, after payment of or provision for the liabilities of Company; or (iv) the sale by Operating Subsidiary in a single arms-length transaction of all or substantially all of the assets of Operating Subsidiary to a Person not an Affiliate of Company.

                 (cc) "Senior Indebtedness" shall mean, unless expressly subordinated to or expressly made on a parity with the amounts due under this Note, the principal of (and premium, if any), unpaid interest on and amounts reimbursable, fees, expenses, costs of enforcement and other amounts due in connection with, (i) indebtedness incurred under the Credit Agreement, provided that the Merger (as defined in Section 3(d) hereof) occurs on or before August 31, 1996, (ii) Indebtedness incurred under that certain Guaranty and that certain Pledge Agreement, each dated as of May 31, 1995, and each executed by Company in favor of Internationale Nederlanden (U.S.) Capital Corporation, as Agent for various Lenders under the Credit Agreement, and (iii) all extensions, refinancings, renewals, replacements, refundings, modifications, amendments and restatements of the foregoing (including, without limitation, any Indebtedness incurred from time to time under any revolving credit facility in favor of Company or any guaranty by Company of any such revolving credit facility in favor of Operating Subsidiary, in either case, that refinances, replaces or refunds, in whole or in part, Indebtedness incurred by Operating Subsidiary under the Credit Agreement and/or the commitments of the





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holders of Senior Indebtedness thereunder) so long as the scheduled maturity of such extensions, renewals, replacements, refinancings, modifications, amendments and restatements is not to occur after the maturity date of this Note.

                 (dd) "Subordinated Note Cash Interest Expense" shall mean, for any period, Company's interest expense accrued under this Note and the other Notes issued pursuant to the Note Purchase and Sale Agreement, minus the portion of such accrued interest expense which is not payable in cash under any circumstances on the next succeeding Payment Date (i.e., the interest referred to in Section 2(a)(i) of this Note and the five and one-half percent (5.5%) per annum interest referred to in clause (B) of Section 2(a)(ii) of this Note.)

                 (ee) "Subsidiary" shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the Board of Directors of such corporation is at the time directly or indirectly owned or controlled by Company, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by Company (c) any other entity included in the financial statements of Company on a consolidated basis.

                 (ff) "Transaction Documents" shall mean this Note, each of the other Notes issued under the Note Purchase and Sale Agreement, the Note Purchase and Sale Agreement, the Original Note Purchase Agreement and the Company - Purchasers Agreement (as such is defined in the Note Purchase and Sale Agreement).

         2.      INTEREST PAYMENTS; PREPAYMENTS.

                 (a)      Interest Payments.

                          (i)     All interest accrued under the Existing Note
in respect of the period from May 31, 1996 through the date hereof as well as all interest accrued from the date hereof until and including May 31, 1997 shall not be paid in cash, but shall accrue and, on each successive Payment Date, be added to the principal amount due under this Note.

                          (ii)    Commencing on June 1, 1997, and continuing
until the outstanding principal amount hereof is paid in full, interest on the outstanding principal amount of this Note shall (A) accrue at the rate of eleven percent (11.0%) per annum and such interest shall be payable in arrears in cash on each successive Payment Date, and (B) accrue at the rate of five and one-half percent (5.5%) per annum and such interest shall be added to the principal amount due under this Note on each successive Payment Date; provided, however, that, if the Fixed Charge Coverage Ratio determined with respect to a Payment Date is less than 1.0:1.0, then the payment of interest scheduled to be made on such Payment Date as set forth in clause (A) of this Section 2(a)(ii) shall not be paid in cash, but shall be added to the principal amount of this Note on such Payment Date. Subject to the foregoing proviso, the first such interest payment in cash shall occur on November 30, 1997.





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                          (iii)   If at any time, the proviso set forth in
Section 2(a)(ii) shall prevent the payment of cash interest on this Note, Company shall deliver to Holder prior to the relevant Payment Date a certificate (A) stating that such payment of interest shall not be paid in cash, but shall be added to the principal amount of the Note and (B) setting forth in reasonable detail the calculation of the Fixed Charge Coverage Ratio as of the end of the preceding fiscal quarter.

                          (iv)    The accrued interest which has been added to
the principal payable under this Note on each Payment Date shall after such Payment Date bear interest at the rate and in the manner set forth in this Note.

                 (b)      Prepayments.

                          (i)     Upon five (5) days' prior written notice to
Holder (except as set forth in Section 2(b)(ii)), Company may prepay this Note in whole or in part; provided, that: (i) any prepayment of this Note may only be made in connection with the prepayment of all Notes issued under the Note Purchase and Sale Agreement on a pro rata basis, based on the respective aggregate outstanding principal amounts of each such Note, (ii) any such prepayment will be made together with interest accrued (but which has not been previously added to the principal amount of this Note) on the amount to be prepaid, and (iii) with respect to any prepayment made prior to June 1, 1997, except in the case of a prepayment made simultaneously with the closing of (A) an initial public offering of the common stock of Company or Operating Subsidiary or (B) a Qualified Sale, Company shall pay to Holder a premium equal to ten percent (10%) of the principal amount prepaid.

                          (ii)    If a prepayment is to be made in connection
with an offering of securities by Company or Operating Subsidiary, the notice required to be given prior to such prepayment shall be as follows: (A) Company shall give written notice to Holder within one (1) business day following the filing of the preliminary prospectus or similar statement in connection with such securities offering which notice shall provide Holder with Company's estimate of the date of prepayment, and (B) Company shall give an additional written notice to Holder on the day on which such securities offering becomes effective, which notice shall provide Holder with the date of prepayment (provided that such date shall not be less than one (1) business day after the date of the notice provided in this clause (B)).

         3. CERTAIN COVENANTS. While any amount is outstanding under the Note, without the prior written consent of a Majority in Interest:

                 (a) Indebtedness. Neither Company nor any of its Subsidiaries shall create, incur, assume or permit to exist any Indebtedness except Permitted Indebtedness.

                 (b) Liens. Neither Company nor any of its Subsidiaries shall create, incur, assume or permit to exist any Lien on or with respect to any of its assets or property of any character, whether now owned or hereafter acquired, except for Permitted Liens.

                 (c) Asset Dispositions. Neither Company nor any of its Subsidiaries shall sell, lease, transfer, license or otherwise dispose of (collectively, a "Transfer") any of its assets or property, whether now owned or hereafter acquired, except Transfers in which cash is received





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
in respect of such transfer and (A) in which such Transfer is in the ordinary course of business and consists of the sale of inventory, (B) in which such Transfer is in the ordinary course of business and consists of sales of worn-out or obsolete equipment, or (C) in which the net book value of the asset to which the Transfer applies does not exceed $500,000, and together with the net book value of all other assets with respect to which a Transfer has been made by Company or any Subsidiary does not exceed, during any fiscal year, ten percent (10%) of the consolidated net worth of Company as of the last day of the previous fiscal year of Company.

                 (d) Mergers, Acquisitions, Etc. Except in connection with the transactions contemplated under the Merger Agreement, neither Company nor any of its Subsidiaries shall consolidate with or merge into any other Person or permit any other Person to merge into it, or acquire all or substantially all of the assets or capital stock of any other Person, except that any such Subsidiary may liquidate or dissolve voluntarily into and may merge with and into Company or any other wholly-owned Subsidiary (so long as Company or such wholly-owned Subsidiary is the surviving Corporation). Notwithstanding the foregoing, the merger of MHI Acquisition, Inc. with and into its wholly-owned subsidiary, Milestone Healthcare, Inc., with Milestone Healthcare, Inc. as the surviving corporation (the "Merger") shall not require the prior written consent of a Majority in Interest, provided that the Merger occurs on or before August 31, 1996.

                 (e) Investments. Neither Company nor any of its Subsidiaries shall make any Investment except for Permitted Investments. Neither Company nor any of its Subsidiaries shall create, acquire or permit to exist any Subsidiary other than MHI Acquisition Corporation I, MHI Acquisition Corporation II, Milestone Healthcare, Inc., Milestone Healthcare Management, Inc., TruCare Rehabilitation Services, Inc. and TruCare Physical Therapy Services, Inc.

                 (f) Dividends, Redemptions, Etc. Neither Company nor any of its Subsidiaries shall (i) pay any dividends or make any distributions on its Equity Securities; (ii) purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Securities; (iii) return any capital to any holder of its Equity Securities; (iv) make any distribution of assets, Equity Securities or obligations to any holder of its Equity Securities; or (v) set apart any sum for any such purpose; provided, however, that (A) Company may make distributions on its Equity Securities in the form of common stock, (B) any Subsidiary may pay cash dividends to Company or any Subsidiary of Company which is the parent corporation of such Subsidiary, (C) Company or its Subsidiaries may repurchase Equity Securities of any officer or employee whose employment with Company or any Subsidiary has terminated pursuant to the terms of an agreement between Company or any Subsidiary and such officer or employee,
(D) Company may, in connection with the Put and Call Agreement, dated as of May 31, 1995, among Company, MHI Acquisition Corporation I and Internationale Nederlanden (U.S.) Capital Corporation, purchase, redeem, retire or otherwise acquire for value its Equity Securities; and (E) Company may repurchase its Equity Securities pursuant to the terms of each Founder Performance Stock Purchase Agreement, dated as of May 15, 1995, entered into by Company with each of Charles L. Allen, Roy Griffitts, Jr. and William A. Brosius.





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
                 (g) No Amendment. Company shall not amend, modify or otherwise change the terms of the Senior Indebtedness in an manner which would
(i) increase the aggregate principal amount which may be borrowed thereunder to more than $17,000,000; or (ii) amend the scheduled maturity date thereof to a date that is earlier than May 31, 2000.

         4. INFORMATION RIGHTS; NOTICES. Company shall furnish to Holder the following:

                 (a)      Quarterly Financial Statements.  Within forty-five
(45) days after the last day of each fiscal quarter of Company, a copy of the Financial Statements of Company for such quarter and for the fiscal year to date, certified by the chief financial officer or controller of Company to present fairly the financial condition, results of operations and other information presented therein and to have been prepared in accordance with GAAP consistently applied, subject to normal year end adjustments and except that no footnotes need be included with such Financial Statements;

                 (b) Annual Financial Statements. Within ninety (90) days after the close of each fiscal year of Company, (i) copies of the audited Financial Statements of Company (including, without limitation, consolidated and consolidating Financial Statements for Company and its Subsidiaries) for such year, audited by independent certified public accountants reasonably acceptable to Lender, (ii) copies of the unqualified opinions and management letters delivered by such accountants in connection with such Financial Statements, (iii) certificates of such accountants to Company stating that its has reviewed the provisions of this Agreement and the most recent two calculations of the Fixed Charge Coverage Ratio used in determining whether cash interest shall be paid under this Note and is not aware of any miscalculation of such Fixed Charge Coverage Ratio, and (iv) a report containing a description of projected business prospects (including capital expenditures) and management's discussion and analysis of financial condition and results of operation of Company and its Subsidiaries;

                 (c) SEC Reports. As soon as possible and in no event later than five (5) Business Days after they are sent, made available or filed, copies of all registration statements and reports filed by Company with the Securities and Exchange Commission and all reports, proxy statements and financial statements sent or made available by Company to its shareholders generally;

                 (d) Business Plan. Not less than ten (10) days prior to the commencement of each fiscal year of Company, a copy of the business plan and operating budget (prepared on a monthly basis) of Company and its Subsidiaries for such fiscal year; and

                 (e) Notice of Defaults. Promptly upon the occurrence thereof, written notice of the occurrence of any Event of Default hereunder or any event of default with respect to any Senior Indebtedness.

         5. EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an "Event of Default" under this Note and the other Transaction Documents:

                 (a)      Failure to Pay.  Company shall fail to pay when due
(i) any principal under this Note; or (ii) any interest or other amount payable under this Note and such failure to pay interest or other amount payable shall remain unremedied for five (5) days; or

                 (b) Breaches of Certain Covenants. Company or any of its Subsidiaries shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 3 of this Note, or Company shall fail to observe or perform any covenant, obligation, condition or agreement set forth in Section 4 of this Note and such failure shall remain unremedied for ten (10) days (or if such default is not reasonably susceptible to cure within ten (10) days, such longer period as is reasonably needed to effect such cure, but in no event longer than thirty (30) days from the date notice is given, so long as Company promptly commences and diligently pursues such cure); or

                 (c) Representations and Warranties. Any representation or warranty made by Company in any Transaction Document shall have been false, incorrect or misleading in any material respect when made; or

                 (d) Other Payment Obligations. Company or any of its Subsidiaries shall (i)(A) fail to make any payment when due under the terms of any bond, debenture, note or other evidence of Indebtedness, including the Senior Indebtedness, to be paid by such Person (excluding this Note and the other Transaction Documents) and such failure shall continue beyond any period of grace provided with respect thereto, or (B) default in the observance or performance of any other agreement, term or condition contained in any such bond, debenture, note or other evidence of Indebtedness, and (ii) the effect of such failure or default has been to cause the holder or holders thereof to declare or otherwise cause Indebtedness in an aggregate amount of One Million Dollars ($1,000,000) or more to become due prior to its stated date of maturity; or

                 (e) Voluntary Bankruptcy or Insolvency Proceedings. Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated in full or in part, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing; or

                 (f) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Company or any of its Subsidiaries or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Company or any of its

Subsidiaries or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement; or

                 (g) Judgments. A final judgment or order for the payment of money in excess of One Million Dollars ($1,000,000) (exclusive of amounts covered by insurance issued by an insurer not an Affiliate of Company) shall be rendered against Company or any of its Subsidiaries and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of Company or any of its Subsidiaries and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy.

                 (h) Change of Control. A Change of Control Event shall occur.

         6. RIGHTS OF HOLDER UPON DEFAULT. Upon the occurrence or existence of any Event of Default (other than an Event of Default referred to in Paragraphs 4(d) and 4(e)) and at any time thereafter during the continuance of such Event of Default, Holder may, with the consent of a Majority in Interest of the holders of the Notes issued under the Note Purchase and Sale Agreement, by written notice to Company, state its intention to declare all outstanding principal and accrued interest payable by Company hereunder to be immediately due and payable, and, after a period of not less than five (5) business days after delivery of such notice to Company, Holder may declare all outstanding principal and accrued interest payable by Company hereunder to be immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 5(e) or 5(f), immediately and without notice, all outstanding principal and accrued interest payable by Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right, power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

         7. SUBORDINATION. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full in cash of all of Company's Senior Indebtedness.

                 (a) Insolvency Proceedings. If there shall occur any receivership, insolvency, assignment for the benefit of creditors, bankruptcy (voluntary or involuntary), reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of Company, (i) the holder(s) of Senior Indebtedness shall be entitled to receive payment in full in cash of all Senior Indebtedness (including any interest thereon accruing at the contract rate after the commencement of any such proceedings, but only to the extent allowed as a claim in such proceedings) then outstanding before Holder shall be entitled to receive any payment or distribution, whether in cash, securities or other property, in respect of the principal of, interest on or other amounts due with respect to this Note at the time outstanding, and (ii) any payment or distribution, whether in cash, securities or other property, (other than securities of Company or any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinated, at least to the extent provided in this Section 7, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for this Section 7) be payable or deliverable in respect of the amounts due under this Note shall be paid or delivered directly to the holder(s) of the Senior Indebtedness (ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each) or to a trustee or other representative for holder(s) of Senior Indebtedness.

                 (b) Permitted Payments; Default on Senior Indebtedness. Notwithstanding any provision to the contrary contained in this Note, so long as there shall not have occurred and be continuing an event of default which has been declared in writing with respect to any Senior Indebtedness, as defined therein, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof (a "Senior Default"), Company shall be permitted to make, and Holder to accept and receive, regularly scheduled payments of accrued interest under this Note. Notwithstanding anything to the contrary contained in this Section 7, Company shall not make and Holder shall not receive any payment of any kind of amounts payable under this Note during any period (a "Payment Blockage Period"):

                          (i)     of 180 days after delivery by a holder of
Senior Indebtedness to Company and Holder of written notice that a Senior Default has occurred (unless such default shall have been cured or waived or cease to exist or all amounts owing with respect to the Senior Indebtedness have been discharged); provided, that not more than one notice of a Senior Default may be given to Holder during any period of 360 consecutive days; or

                          (ii)    in which written notice of acceleration of
the maturity of any Senior Indebtedness shall have been delivered to Company and Holder in respect of such Senior Default and such notice remains in effect.

For purposes of this Section 7(b), no Senior Default which is not a default in the making of any payment when due with respect to Senior Indebtedness (a "Senior Non-Payment Default") which existed or was continuing on the date such notice was given shall be, or be made, the basis for the commencement of a second Payment Blockage Period by the holder(s) of such Senior Indebtedness whether or not within a period of 360 consecutive days, unless such Senior Non-Payment Default shall have been cured or waived for a period of not less than 120 consecutive days.

                 (c) Turnover of Payments. Except for payments permitted under Section 7(b), should any payment or distribution, whether in cash, securities or other property, be received by Holder upon or with respect to the amounts payable under this Note by any means, including, without limitation, setoff, prior to the payment in full of the Senior Indebtedness, Holder shall receive and hold the same in trust, as trustee, for the benefit of the holder(s) of the Senior Indebtedness, and shall forthwith deliver the same to the holder(s) of the Senior Indebtedness (ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held by each) or to a trustee or other representative for holder(s) of Senior Indebtedness in precisely the form received for application to the Senior Indebtedness (whether or not it is then due).

                 (d) Further Assurances. By acceptance of this Note, Holder agrees to execute and deliver customary forms of subordination agreement requested from time to time by holder(s) of Senior Indebtedness, and as a condition to Holder's rights hereunder, Company may require that Holder execute such forms of subordination agreement; provided that such forms shall not impose on Holder terms less favorable than those provided herein.

                 (e) Other Indebtedness. No Indebtedness which does not constitute Senior Indebtedness shall be senior in any respect to the indebtedness represented by this Note.

                 (f) Subrogation. Subject to the payment in full in cash, of all Senior Indebtedness, Holder shall be subrogated to the rights of the holder(s) of such Senior Indebtedness (to the extent of the payments or distributions made to the holder(s) of such Senior Indebtedness pursuant to the provisions of this Section 7) to receive payments and distributions of assets of Company applicable to the Senior Indebtedness. No such payments or distributions applicable to the Senior Indebtedness shall, as between Company and its creditors, other than the holder(s) of Senior Indebtedness and Holder, be deemed to be a payment by Company to or on account of this Note; and for purposes of such subrogation, no payments or distributions to the holder(s) of Senior Indebtedness to which the Holder would be entitled except for the provisions of this Section 7 shall, as between Company and its creditors, other than the holder(s) of Senior Indebtedness and Holder, be deemed to be a payment by Company to or on account of the Senior Indebtedness.

                 (g) No Impairment. Subject to the rights, if any, of the holder(s) of Senior Indebtedness under this Section 7 to receive cash, securities or other properties otherwise payable or deliverable to Holder and the other restrictions set forth in this Section 7, nothing contained in this
Section 7 shall impair, as between Company and Holder, the obligation of Company, subject to the terms and conditions hereof, to pay to Holder the principal hereof and interest hereon as and when the same become due and payable or shall prevent Holder, upon the occurrence of an Event of Default hereunder from exercising all rights, powers and remedies provided herein or by applicable law.

                 (h)      Reliance of Holder(s) of Senior Indebtedness.
Holder, by its acceptance hereof, shall be deemed to acknowledge and agree that the foregoing subordination provisions are, and are intended to be, an inducement to and a consideration of each holder of Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the creation of the indebtedness evidenced by this Note, and each such holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and holding, or in continuing to hold, such Senior Indebtedness.

         8. WAIVER AND AMENDMENT. Any provision of this Note may be amended, waived or modified upon the written consent of Company and holders of a Majority in Interest of all then outstanding Notes issued pursuant to the Note Purchase and Sale Agreement.

         9. PARI PASSU NOTES. Holder acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Note Purchase and Sale Agreement or pursuant to the terms of such Notes. In the event Holder receives payments in excess of its pro rata share of Company's payments to the holders of all of the Notes, then Holder shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

         10. SUCCESSORS AND ASSIGNS. Subject to the restrictions on transfer described in Sections 11 and 12 below, the rights and obligations of Company and Holder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         11. REGISTRATION AND TRANSFER OF THIS NOTE. With respect to any offer, sale or other disposition of this Note, Holder will give written notice to Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Unless the Company shall notify such Holder, within 15 days after receiving such written notice, that a determination has been made pursuant to this Section 11 that the opinion of counsel for Holder is not reasonably satisfactory to Company, such Holder may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to Company. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for Company such legend is not required in order to ensure compliance with the Act. Subject to the foregoing, transfers of this Note shall be registered upon registration books maintained for such purpose by or on behalf of Company as provided in the Note Purchase and Sale Agreement. Prior to presentation of this Note for registration of transfer, Company shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and Company shall not be affected by notice to the contrary.

         12. ASSIGNMENT BY COMPANY. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by Company without the prior written consent of Holder except in connection with an assignment in whole to a successor corporation to Company by merger or otherwise, provided that such successor corporation succeeds to or acquires all or substantially all of Company's property and assets and Holder's rights hereunder are not impaired.

         13. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered or certified mail, postage prepaid, or by recognized overnight courier or personal delivery at the respective addresses of the parties as set forth in the Note Purchase and Sale Agreement or on the register maintained by Company. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when received.

         14. OTHER PAYMENT MATTERS; PAST-DUE RATE; SAVINGS CLAUSE. Payment shall be made in lawful tender of the United States. Whenever any payment due hereunder shall fall due on a day other than a business day, such payment shall be made on the next succeeding business day, and such extension of time shall be included in the computation of interest or fees, as the case may be. If all or a portion of the principal amount hereof or any interest or other amount due and payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), then any such overdue amounts shall bear interest at a rate per annum equal to eighteen percent (18%) payable on demand. If Company shall have paid any interest on this Note in excess of that permitted by law, then it is the express intent of Company and Holder that all excess amounts previously paid by Company be applied to reduce the principal balance of this Note, and the provisions hereof immediately be deemed reformed and the amounts thereafter collectable as interest hereunder be reduced, without the necessity of the execution of any new document, so as to comply with the then applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

         15. EXPENSES; WAIVERS. If action is instituted to collect this Note, Company promises to pay all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action. Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

         16. GOVERNING LAW. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions of the State of New York or of any other state.

         17.     CERTAIN ADDITIONAL PROVISIONS.

                 (a) Acquisition of Notes. The Company will not, and will not permit any of its subsidiaries or affiliates to, purchase, redeem or otherwise acquire any of the Notes except upon the payment or prepayment thereof in accordance with the terms of such Note; provided, however, that the Company may purchase all or any portion of the Notes outstanding so long as the Company offers to purchase Notes from each Holder of Notes on a pro rata basis and on the same terms. Any Note paid or prepaid in full, shall be surrendered to the Company and canceled, shall not be reissued and shall not be deemed to be outstanding, and no Note shall be issued in lieu of any principal amount of any Note that has been paid or prepaid.

                 (b) Additional Permitted Transfers. With respect to any Holder who is an individual, the Note held by such Holder may also be transferred, assigned or conveyed to any of such Holder's spouse, children (including adopted children), siblings or descendants, any trust for the benefit of such Holder and/or any of such family members, or to any entity, substantially all of the beneficial interests of which are owned (directly or indirectly) by such Holder, his family members and/or trusts, or the executor or personal representative of such Holder (collectively, the "Additional Permitted Transferees").

                 (c) Additional Mandatory Prepayments. Upon or following the sale of all or substantially all of its assets, if the Company shall have repaid all of its outstanding Senior Indebtedness (as such term is defined in the Notes), or the Company shall have sufficient cash on hand to enable it to repay all of its outstanding Senior Indebtedness, the Company shall use any remaining funds available to make a pro rata prepayment of up to all of the outstanding balance of the Notes.

                 (d) Restriction on New Senior Indebtedness of Company. Upon expiration of the Term Loan of the Company's subsidiary, MHI Acquisition Corporation I, under the Credit Agreement dated as of May 31, 1995, entered into by it with the various Lenders thereunder and Internationale Nederlanden (U.S.) Capital Corporation, any new senior indebtedness to be incurred by the Company or any of its subsidiaries either must be approved by written consent of the holder(s) of the majority of the outstanding principal amount of the New Notes or provide for effective cancellation of the provisions relating to the operation of the Fixed Charge Coverage Ratio (as defined under the Notes).


                  [Remainder of page intentionally left blank]

                 IN WITNESS WHEREOF, Company has caused this Note to be issued as of the date first written above.



                                  MHI ACQUISITION, INC.
                                  a Delaware corporation



                                  By: /s/William A. Brosius
                                      -----------------------------------

                                  Name: William A. Brosius
                                        ---------------------------------

                                  Title: Chief Financial Officer
                                         --------------------------------